99 Cents Only Stores Appoints Rob Kautz Executive Vice President and Chief Financial Officer

CITY OF COMMERCE, Calif.--(BUSINESS WIRE)--Nov. 14, 2005--99 Cents Only Stores(R) (NYSE:NDN) today announced that it has appointed Rob Kautz its Executive Vice President and Chief Financial Officer. Mr. Kautz will oversee the Company's finance, accounting and strategic planning functions, bringing over 20 years of financial and operational experience to his new role. He joined the Company on November 11, 2005.

Rob Kautz, 47, most recently served as CEO/CFO for a private start-up in food production and distribution, and was previously CFO and subsequently CEO of both Wolfgang Puck Casual Dining and Wolfgang Puck Worldwide for six years. He was also CFO and subsequently President of Koo Koo Roo, a NASDAQ company. Mr. Kautz has also held financial positions in the related firms InterActive Partners and Archon Capital Partners, and with Price Waterhouse, where he was a consultant to Fortune 100 firms in strategic planning. He began his career as a systems engineer with IBM prior to earning an MBA from Harvard Business School.

Eric Schiffer, CEO of the Company, said, "We are extremely pleased to have an executive as talented and committed as Rob Kautz join 99 Cents Only Stores as CFO. Rob's expertise and leadership will be of great benefit to our organization. Rob brings to us a strong knowledge of finance, systems, operations and strategic planning. His diverse breadth of experience from national packaged foods distribution to multi-unit retail food service operations, as well as his strategic focus in building financial systems will make him a great partner in taking our Company to the next level. Rob will be a key part of our team in both strengthening our internal controls and compliance systems and in using our systems effectively to support our operations and strategic decision making."

99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 227 retail stores in California, Texas, Arizona and Nevada and a wholesale division, Bargain Wholesale. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is over 99 cents.

The Company has included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99 Cents Only Stores(R) news releases and information available at www.99only.com.